Exhibit 5.1

November 27, 2020

CorMedix Inc.

300 Connell Drive, Suite 4200

Berkeley Heights, NJ 07922

Re: Registration Statement on Form S-3 (File No. 333-249901)

Ladies and Gentlemen:

We have acted as counsel to CorMedix Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale by the Company, from time to time, of up to $25,000,000 of shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), of the Company pursuant to that certain Amended and Restated At Market Issuance Sales Agreement (the “Sales Agreement”) with B. Riley Securities, Inc. (formerly known as B. Riley FBR, Inc.) and Needham & Company, LLC, as sales agents under the Company’s Registration Statement on Form S-3 (File No. 333-249901) (the “Registration Statement”) and the Prospectus Supplement, dated November 27, 2020 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) relating to the proposed issuance and sale of the Shares.

In connection with this opinion letter, we have examined the Sales Agreement, the Registration Statement, the Prospectus Supplement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation, the Second Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Based upon and subject to the foregoing, and assuming the receipt of the appropriate consideration for the Shares, we are of the opinion that the Shares have been duly authorized, and when the Shares are issued in accordance with the terms and conditions of the Agreement, will be validly issued, fully paid and nonassessable.

Morgan, Lewis & Bockius llp

101 Park Avenue
New York, NY 10178-0060	+1.212.309.6000
United States	+1.212.309.6001

November 27, 2020

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the document that forms a part of such Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP